Exhibit 10.80

REVOLVING CREDIT AGREEMENT

dated as of June 13, 2008

among

EXACTECH, INC.,

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

i

Section 4.15. Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.		33
Section 4.16.	[INTENTIONALLY DELETED]	33
Section 4.17. OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.		33
Section 4.18. Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.		33

ARTICLE V AFFIRMATIVE COVENANTS		34
Section 5.1.	Financial Statements and Other Information	34
Section 5.2.	Notices of Material Events	35
Section 5.3.	Existence; Conduct of Business	35
Section 5.4.	Compliance with Laws, Etc	36
Section 5.5.	Payment of Obligations	36
Section 5.6.	Books and Records	36
Section 5.7.	Visitation, Inspection, Etc	36
Section 5.8.	Maintenance of Properties; Insurance	36
Section 5.9.	Use of Proceeds	36
Section 5.10.	Interest Rate Protection	37
Section 5.11.	Additional Subsidiaries	37
Section 5.12. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, and preparing all documentation relating to filings under the Assignment of Claims Act) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents; provided, however, that notwithstanding anything else to the contrary in the Loan Documents, none of the Loan Parties shall be required to make filings under the Assignment of Claims Act for the assignment of Government Contracts to the Administrative Agent unless (a) such Government Contract constitutes a Material Contract and (b) the Administrative Agent shall have requested, in its reasonable discretion, that a filing under the Assignment of Claims Act be made with respect to such Government Contract. The Borrower will cause any subsequently acquired or organized Subsidiary (except a Foreign Subsidiary) to become a Loan Party by executing the Security Agreement and each applicable Security Document in favor of the Administrative Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Subsidiaries (including properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title

insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.		37
Section 5.13. Primary Operating Account. The Borrower will, and will cause each Loan Party to, maintain its primary operating deposit accounts with the Administrative Agent.		38
Section 5.14. Security Documents. The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, in which a security interest may be perfected under the Florida Uniform Commercial Code as in effect at the relevant time by filing of financing statements or obtaining control or possession, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements, the execution of appropriate control agreements and delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral), in each case prior and superior in right to any other person, other than with respect to Liens permitted by Section 7.2. Notwithstanding anything stated herein to the contrary, absent mutual agreement between the Borrower, the Administrative Agent and the Required Lenders (to the extent applicable), in no event shall Borrower or any Subsidiary be required to grant a mortgage with respect to any real property owned by Borrower or any Subsidiary.		38

ARTICLE VI FINANCIAL COVENANTS		38
Section 6.1.	Leverage Ratio	38
Section 6.2.	Fixed Charge Coverage Ratio	39

ARTICLE VII NEGATIVE COVENANTS		39
Section 7.1.	Indebtedness	39
Section 7.2.	Negative Pledge	40
Section 7.3.	Fundamental Changes	41
Section 7.4.	Investments, Loans, Etc	41
Section 7.5.	Restricted Payments	42
Section 7.6.	Sale of Assets	42
Section 7.7.	Transactions with Affiliates	42
Section 7.8.	Restrictive Agreements	43
Section 7.9.	Sale and Leaseback Transactions	43
Section 7.10.	Hedging Agreements	43
Section 7.11.	Amendment to Material Documents	43
Section 7.12.	Accounting Changes	43

ARTICLE VIII EVENTS OF DEFAULT		43
Section 8.1.	Events of Default	43

ARTICLE IX THE ADMINISTRATIVE AGENT		46
Section 9.1.	Appointment of Administrative Agent	46
Section 9.2.	Nature of Duties of Administrative Agent	46
Section 9.3.	Lack of Reliance on the Administrative Agent	47
Section 9.4.	Certain Rights of the Administrative Agent	47
Section 9.5.	Reliance by Administrative Agent	47
Section 9.6.	The Administrative Agent in its Individual Capacity	47
Section 9.7.	Successor Administrative Agent	48
Section 9.8.	Authorization to Execute other Loan Documents; Collateral	48
Section 9.9. Benefits of Article 9. None of the provisions of this Article 9 shall inure to the benefit of the Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article 9.		49

ARTICLE X MISCELLANEOUS		49
Section 10.1.	Notices	49
Section 10.2.	Waiver; Amendments	51
Section 10.3.	Expenses; Indemnification	52
Section 10.4.	Successors and Assigns	53
Section 10.5.	Governing Law; Jurisdiction; Consent to Service of Process	55
Section 10.6.	WAIVER OF JURY TRIAL	55
Section 10.7.	Right of Setoff	56
Section 10.8.	Counterparts; Integration	56
Section 10.9.	Survival	56
Section 10.10.	Severability	57
Section 10.11.	Confidentiality	57
Section 10.12.	Interest Rate Limitation	57
Section 10.13. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act		57

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule 4.5	-	Intentionally Deleted
Schedule 4.14	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule I-F	-	To the Subsidiary Guaranty Agreement
Schedule I-G	-	To the Indemnity, Subrogation and Contribution Agreement
Schedule I-G-	-	To Supplement No. to the Indemnity, Subrogation and Contribution Agreement
Annex I-F	-	To the Subsidiary Guaranty Agreement
Annex I-G	-	To the Indemnity, Subrogation and Contribution Agreement

Exhibits

Exhibit A	-	Revolving Credit Note
Exhibit B	-	Intentionally Deleted
Exhibit C	-	Intentionally Deleted
Exhibit D	-	Swingline Note
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F	-	Form of Subsidiary Guaranty Agreement
Exhibit G	-	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit H	-	Form of Security Agreement
Exhibit 2.3	-	Notice of Revolving Borrowing
Exhibit 2.5	-	Notice of Swingline Borrowing
Exhibit 2.6-A	-	Intentionally Deleted
Exhibit 2.6-B	-	Intentionally Deleted
Exhibit 2.6-C	-	Intentionally Deleted

Exhibit 2.9	-	Intentionally Deleted
Exhibit 3.1(b)(iv)	-	Form of Secretary’s Certificate of Exactech, Inc.
Exhibit 3.1(b)(vii)	-	Form of Officer’s Certificate
Exhibit 3.1(b)(viii)	-	Form of Opinion Letter
Exhibit 5.1(c)	-	Form of Compliance Certificate

v

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2008, by and among EXACTECH, INC., a Florida corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as a Lender and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $40,000,000 revolving credit facility;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments, are willing to establish the requested revolving credit facility for Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $40,000,000.

“Aggregate Revolving Commitments” shall mean collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on any date, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect from time to time as set forth on Schedule 1; provided that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower is required to deliver the financial statements required by Section 5.1(a) or (b) and the compliance certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level I until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (ii) determine the Applicable Margin for such Applicable Margin Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22. In the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin for any Applicable Margin Period than the Applicable Margin applied for such Applicable Margin Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Margin Period, (ii) the Applicable Margin shall be as if the lower applicable percentage were applicable for such Applicable Margin Period, and (iii) Borrower shall receive a credit towards any future interest payments in an amount equal to the excess interest paid by Borrower as a result of the application of such lower Applicable Margin. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the first financial statement and Compliance Certificate are required to be delivered shall be at Level IV.

“Applicable Percentage” shall mean, with respect to the facility fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower is required to deliver the financial statements required by Section 5.1(a) or (b) and the compliance certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Percentage shall be at Level I until such time as such financial statements and certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the facility fee from the Closing Date until the first financial statement and Compliance Certificate are required to be delivered shall be at Level IV.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit E attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made on the same date, or (ii) a Swingline Loan.

“Borrowing Availability” means, at any time, the amount by which the Aggregate Revolving Commitment Amount exceeds the sum of the outstanding Revolving Loans and Swingline Loans.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Gainesville, Florida are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on an Index Rate Loan or a Index Rate Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations required to be paid by the Borrower and its Subsidiaries during such period. For purposes of this definition, Capital Expenditures: (a) shall not include any expenditure by Borrower or its Subsidiaries which is reimbursed in cash by a third party (other than a Loan Party or any Subsidiary of a Loan Party) during the same period in which such expenditure was made, so long as Consolidated Net Income for such period does not include the amount of the reimbursement from the third party; (b) shall only include the amount spent by Borrower and/or its Subsidiaries in excess of insurance proceeds received by Borrower and/or its Subsidiaries on the purchase of replacement equipment, so long as such insurance proceeds were not included in Consolidated Net Income; and (c) shall include expenditures for equipment purchased substantially contemporaneously with the trade-in or sale of similar equipment only to the extent such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such sale, as the case may be, and provided such sale proceeds were not included in Consolidated Net Income.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.4(b).

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Commitment Termination Date” shall mean the earliest of (i) June 13, 2013, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.10 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries, (iii) depreciation and amortization expense, (iv) all other non-cash charges, (v) other non-recurring or extraordinary charges or expenses made in conformance with GAAP, and (vii) any expenses deducted in calculating Consolidated Net Income for such period and reimbursed during such period by third parties (other than the Borrower or any of its Subsidiaries), in each case such deductions shall be for such period determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall include the pro forma Consolidated EBITDA of any Person or business acquired for the applicable period preceding such acquisition, not to exceed four fiscal quarters, so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to each applicable Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled principal payments made on Consolidated Total Debt during such period, and (c) any Permitted Dividend Payments paid during such period.

“Consolidated Funded Debt” shall mean and include (without duplication) (a) all Funded Debt of the Borrower on a consolidated basis, (b) all Funded Debt of other Persons, which has been guaranteed by the Borrower, which is supported by a letter of credit issued for the account of any one or more of the Borrower, or as to which and to the extent that any of the Borrower or its assets have otherwise become liable for payment thereof, (c) all Indebtedness for money borrowed by the Borrower pursuant to lines of credit or revolving credit facilities (regardless of the term thereof), and (d) all Permitted Subordinated Debt (if any).

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any gains attributable to write-ups of assets and (ii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower prepared in accordance with GAAP as of such date.

“Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.14(d).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, or injunctions issued or promulgated by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” shall mean any liability, (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any Environmental Law, (c) any exposure to any Hazardous Materials in violation of any Environmental Law, (d) the Release or threatened Release of any Hazardous Materials in violation of any Environmental Law, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.21(a).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA minus the actual amount paid by Borrower and its Subsidiaries in cash during such period on account of income tax expenses and minus the actual amount paid by Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures, except to the extent that any such Capital Expenditure was paid for with the direct proceeds of any Indebtedness other than the Loans, all as determined on a consolidated basis in accordance with GAAP, to (b) Consolidated Fixed Charges for such period to the extent payable in cash during such period, in each case measured for the four consecutive fiscal quarters ending on or immediately prior to such date.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States of America.

“Funded Debt” shall mean and include all Indebtedness for money borrowed, Indebtedness evidenced or secured by purchase money Liens, Capital Lease Obligations, and conditional sales contracts and similar title retention debt instruments (regardless of when such Indebtedness matures).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” or “Guaranty” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances of wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values and any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Agreements, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreements and (iii) any and all renewals, extensions and modifications of any Hedging Agreements and any and all substitutions for any Hedging Agreements.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) Off-Balance Sheet Liabilities, and (x) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnity and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit G, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent.

“Index Rate” shall mean the rate per annum equal to the London Interbank Offered Rate for deposits in U.S. dollars for a one (1) month period, which rate appears on the page of Bloomberg Financial Markets reporting service (or such similar service as determined by the Administrative Agent) that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Index Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such period will be the per annum rate of interest determined by the Administrative Agent to be the rate at which U.S. dollar deposits for such period, are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Index Rate Determination Date.

“Index Rate Borrowing” and “Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Index Rate.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender.

“Leverage Ratio” shall mean, as of any date of determination with respect to the Borrower, the ratio of (i) Consolidated Funded Debt as of such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters ending on or immediately prior to such date.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes, all Notices of Borrowing, the Subsidiary Guaranty Agreement, the Indemnity and Contribution Agreement, the Security Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other related event or events, act or acts, condition or conditions, occurrence or occurrences, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Lenders and the Swingline Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) plus any obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding One Million Dollars ($1,000,000.00) during any calendar quarter. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, and the Notices of Swingline Borrowing.

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.5.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), the due and punctual payment and performance of all obligations of Borrower in respect of overdrafts and related liabilities owed to the Administrative Agent and any Lender (including the Swingline Lender) arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(c).

“Payment Office” shall mean the office of the Administrative Agent located at 5080 Newberry Road, Gainesville, Florida 32607, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” means any transaction consummated after the date hereof, in which the Borrower or a Subsidiary acquires the assets or all or substantially all of the outstanding capital stock or equity interests, or, subject to the limitation contained in Section 7.4(h), a minority share of the outstanding capital stock or equity interests, of any Person or any division or business line of any Person, or merges or consolidates with any Person (with any such acquisition being referred to as an “Acquired Business” and any such Person, division or line of business being the “Target”), provided that (a) at the closing of such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) such acquisition has been approved by the Board of Directors and/or shareholders of the Borrower and the applicable Subsidiary, (c) at least five (5) Business Days prior to the consummation of such transaction, the Borrower shall give written notice of such transaction to the Administrative Agent (the “Acquisition Notice”), which shall include either (i) the final acquisition agreement or the then current draft of the acquisition agreement or (ii) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment), (d) the Borrower or a Subsidiary shall be the surviving entity of any merger, and the surviving entity shall not be a Foreign Subsidiary, (e) the Acquired Business shall be in substantially the same line of business as the Borrower and its Subsidiaries or a line of business permitted by Section 5.3, and (f) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by a Responsible Officer of the Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in Section 6 of the Agreement on a pro forma basis after giving effect to such acquisition and, further, certifying that, after giving effect to the consummation of such acquisition, the representations and warranties of the Borrower contained herein will be true and correct in all material respects and as of the date of such consummation, except to the extent such representations or warranties expressly relate to an earlier date, and that the Borrower, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein.

“Permitted Encumbrances” shall mean

(i) Liens imposed by law for taxes or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords and Liens of suppliers, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) easements, zoning restrictions, title defects, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii) customary banker’s liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts (including securities accounts) maintained by the Borrower or its Subsidiaries, including those granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements and Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of cash equivalents;

(viii) any interest or title of a licensor, sub licensor, lessor or sublessor with respect to any assets under any license or lease agreement to the Borrower or any of its Subsidiaries entered into in the ordinary course of business;

(ix) Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(x) precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases or consignments entered into by the Borrower or its Subsidiaries in the ordinary course of business; and

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;

(iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above;

(vi) investments held by the Borrower or Subsidiary in the form of cash or cash equivalents; and

(vii) prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders in their reasonable discretion, (ii) that matures by its terms no earlier than six months after the Commitment Termination Date then in effect with commercially reasonable principal payment schedules and no un-scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture or other similar agreement that is in a form reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment and the denominator of which shall be the sum of all Lenders’ Revolving Commitments; or if the Revolving Commitments have been terminated or expired or if the Loans have been declared to be due and payable, a percentage, the numerator of which shall be the sum of such Lender’s Revolving Credit Exposure, and the denominator of which shall be the sum of the aggregate Revolving Credit Exposure of all Lenders.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposures at such time or if the Lenders have no Revolving Credit Exposure outstanding, then Lenders holding more than 50% of the Aggregate Revolving Commitments.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on the signature pages to this Agreement, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed pursuant to terms hereof.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, and such Lender’s Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or an Index Rate Loan.

“S&P” shall mean Standard & Poor’s.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit H, made by the Borrower in favor of the Administrative Agent for the benefit of the Lenders.

“Security Document” shall mean the Security Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 5.11.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit F, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders, and by Subsidiaries of the Borrower pursuant to Section 5.11.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed Three Million ($3,000,000.00).

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit D.

“Swingline Termination Date” shall mean the date that is ten (10) Business Days prior to the Commitment Termination Date.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Index Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. a “Index Rate Loan”, or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Index Rate Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Index Rate Borrowing”) or by Class and Type (e.g. “Revolving Index Rate Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Lenders severally agree (to the extent of each Lender’s Pro Rata Share up to such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, and (ii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or

(b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) prior to 11:00 a.m. (Gainesville, FL time) on the requested date of each Revolving Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, and (ii) the date of such Borrowing (which shall be a Business Day). The aggregate principal amount of each Revolving Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000; provided, that Loans made pursuant to Section 2.5 may be made in lesser amounts as provided therein. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4. Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time from the Closing Date to the Swingline Termination Date, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in accordance with the treasury and cash management services and products provided to the Borrower by the Swingline Lender (the “Cash Management Swingline Loans”). For other Swingline Loans, the Borrower shall follow the procedure provided in Section 2.5(a).

Section 2.5. Procedure for Swingline Borrowing; Etc.

(a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (“Notice of Swingline Borrowing”) prior to 11:00 a.m. (Gainesville, FL time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Index Rate Plus the Applicable Margin or any other interest rate as agreed between the Borrower and the Swingline Lender. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (Gainesville, FL time) on the requested date of such Swingline Loan. The Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.

(b) Once a week on the first Business Day of the week, and at other times and from time to time in the Swingline Lender’s sole discretion, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Revolving Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Revolving Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.8, which will be used solely for the repayment of such Swingline Loan.

(c) If for any reason a Revolving Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Revolving Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Index Rate, such Swingline Loan shall automatically become a Revolving Loan on the effective date of any such participation and interest shall become payable on demand.

(d) Each Lender’s obligation to make a Revolving Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.6. Competitive Bid Borrowings. [Intentionally Deleted]

Section 2.7. Term Loan Commitments. [Intentionally Deleted]

Section 2.8. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (Gainesville, FL time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5 p.m. (Gainesville, FL time) one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.9. Interest Elections. [Intentionally Deleted]

Section 2.10. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments shall terminate on the Commitment Termination Date, except that the Swingline Commitment shall terminate on the Swingline Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.10 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit

Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment.

Section 2.11. Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

(b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued interest thereon) on the Swingline Termination Date.

Section 2.12. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender and the Class and Type thereof, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans, and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note, and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.13. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Revolving Borrowing, 11:00 a.m. (Gainesville, FL time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of Swingline Borrowings, prior to 11:00 a.m. (Gainesville, FL time) on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(e). Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.5. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.14. Interest on Loans.

(a) The Borrower shall pay interest on each Revolving Loan at the Index Rate in effect from time to time, plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Index Rate in effect from time to time, plus the Applicable Margin in effect from time to time.

(c) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Revolving Loans and Swingline Loans at the rate otherwise applicable plus an additional five percent (5%) per annum.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Revolving Loans shall be payable monthly in arrears on the fifteenth day of each calendar month and on the Commitment Termination Date, as the case may be. Interest on each Swingline Loan shall be payable on the earlier of demand or maturity date of such Loan, and on the Swingline Termination Date. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15. Fees.

(a) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times noted in this Section 2.15.

(b) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Percentage (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period; provided, that if such Lender continues to have any Revolving Credit Exposure after the Commitment Termination Date, then the facility fee shall continue to accrue on the daily amount of such Revolving Credit Exposure from and after the Commitment Termination Date to the date that all of such Lender’s Revolving Credit Exposure has been paid in full. Accrued facility fees shall be quarterly payable in arrears on the last day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date after the Closing Date; provided further, that any facility fees accruing after the Commitment Termination Date shall be payable on demand.

(c) Closing Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, a closing fee equal to 0.20% of the Revolving Loan Commitments. The closing fee shall be due and payable on the Closing Date.

(d) Payments. Accrued fees (other than the closing fee referenced in paragraph (c)) shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2008 and on the Commitment Termination Date (and if later, the date the Loans shall be repaid in their entirety).

Section 2.16. Computation of Interest and Fees.

All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.17. Inability to Determine Interest Rates. If for any Index Rate Borrowing,

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Index Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Loans, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Index Rate Revolving Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Index Rate Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.18. Illegality. If any Change in Law shall make in unlawful or impossible for any Lender to make, maintain or fund any Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Index Rate Revolving Loans shall be suspended. In the case of the making of an Index Rate Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing and such Loan shall be converted to a Base Rate Loan immediately if such Lender shall determine that it may not lawfully continue to maintain such Index Rate Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Index Rate); or

(ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Index Rate Loans made by such Lender or any participation therein;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Index Rate Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts reasonably sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s (or on the capital of such Lender’s parent corporation or holding company) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation/holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation/holding company with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will reasonably compensate such Lender or such Lender’s parent corporation/holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation/holding company, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.20. Funding Indemnity. In the event of the failure by the Borrower to borrow or prepay, any Index Rate Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense reasonably attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Index Rate Loan if such event had not occurred at the Index Rate applicable to such Index Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefor over (B) the amount of interest that would accrue on the principal amount of such Index Rate Loan for the same period if the Index Rate were set on the date such Index Rate Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Index Rate Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender shall be conclusive, absent manifest error.

Section 2.21. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender or a Participant under this Agreement, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue

Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms within 10 days after the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If a Foreign Lender is entitled to an exemption from or reduction of withholding tax in respect of payments to be made to such Lender under this Agreement and does not deliver the Internal Revenue Service forms and certificates described in the preceding sentences prior to becoming a party to this Agreement or within ten (10) days after the obsolescence or invalidity of any previously delivered form, the Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and the Borrower shall not be required to pay any additional amount, as a result of such withholding, provided that all such withholding shall cease upon the delivery by the Foreign Lender to the Borrower and the Administrative Agent of the Internal Revenue Service forms and certificates required to be delivered pursuant to this Section 2.21(e).

Section 2.22. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon (Gainesville, FL time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-of or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.24(c) or (d), 2.7(b), 2.22(d) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.23. Mitigation of Obligations; Replacement of Lenders.

If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1. Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent.

(b) The Administrative Agent (or its counsel) shall have received the following in form and substance reasonably acceptable to Administrative Agent:

(i) a counterpart of this Agreement signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) if requested by any Lender, duly executed Notes payable to such Lender;

(iii) a Subsidiary Guaranty Agreement and Indemnity and Contribution Agreement duly executed by each Subsidiary which is not a Foreign Subsidiary;

(iv) a duly executed Security Agreement from Borrower granting Administrative Agent a first priority security interest in the Collateral;

(v) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(vi) certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(vii) a favorable written opinion of Greenberg Traurig, P.A. counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein in the form set forth in Exhibit 3.1(viii);

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2;

(ix) certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other material agreements, documents and instruments to which any Loan Party or any of its assets are bound;

(x) each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2), shall be in proper form for filing, registration or recordation.

(xi) duly executed Notices of Borrowing, if applicable; and

(xii) a duly executed funds disbursement agreement.

Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist; and

(b) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, in each case before and after giving effect thereto, except to the extent that any such representation or warranty expressly relates to an earlier date;

(c) since the date of the most recent financial statements of the Borrower described in Section 5.1(a), there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

(d) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) except with respect to other loans with the Lenders and that certain Loan and Security Agreement dated June 25, 2004 with Merrill Lynch Business Financial Services, Inc. (as same has been amended from time to time, the “ML Loan”), which ML Loan shall be paid off and terminated at Closing, will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4. Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended audited by McGladrey & Pullen LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the March 31, 2008, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2007 there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) Except as disclosed in the electronic reports publicly available and filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received during the past five years notice of any claim with respect to any Environmental Liability or (iii) knows of any reasonable basis for any Environmental Liability, except for such failures to comply or Environmental Liabilities that, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.8. Taxes. The Borrower, its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11. Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business , including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens permitted by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force, except for such invalidities which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, except for such disputes, charges or grievances that could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15. Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.16. [INTETIONALLY DELETED]

Section 4.17. OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.18. Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee remains unpaid:

Section 5.1. Financial Statements and Other Information. Except to the extent any of the following information is available publicly and electronically from the Securities and Exchange Commission, the Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by McGladrey & Pullen LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate signed by the principal executive officer and the principal financial officer of the Borrower (a “Compliance Certificate”) substantially in the form attached as Exhibit 5.1(c) (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) not less than ten (10) days prior to such change, written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed; and

(f) promptly following any request therefor by the Administrative Agent or any Lender and subject to applicable law and regulations, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following events promptly after Borrower becomes aware of such event:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower. So long as no Default or Event of Default exists, such inspections and visits shall be made and the expense of the Administrative Agent or any such Lender. The provisions of this Section 5.7 shall not be deemed to alter or revise any provision set forth in the Security Agreement regarding inspection of Collateral.

Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 5.9. Use of Proceeds. The Borrower will use the proceeds of all Loans to finance working capital needs, Permitted Acquisitions, Capital Expenditures, the refinance of existing debt and for other general corporate purposes of the Borrower and its Subsidiaries (excluding its Foreign Subsidiaries). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. The proceeds of the Loans may not be used for Foreign Subsidiaries except (a) as expressly set forth in Article VII [including, without limitation, Section 7.4(c)], or (b) if Borrower makes a Foreign Loan Party Election. If at any time during the term of this Agreement, the Borrower desires to lift the restrictions on disbursement of Loan proceeds to any particular Foreign

Subsidiary, then Borrower shall so notify Administrative Agent and comply with the requirements of Sections 5.11 and 5.12 herein as if such Foreign Subsidiary were being acquired or formed as a domestic subsidiary, whereupon such Foreign Subsidiary shall be treated thereafter as a Loan Party under this Credit Agreement and treated as though it is not a Foreign Subsidiary for purposes of the covenants set forth herein (a “Foreign Loan Party Election”). If any such Foreign Subsidiary cannot execute and deliver a Subsidiary Guaranty due to adverse tax consequences to Borrower, Borrower may alternatively pledge to Administrative Agent for the benefit of Lenders the maximum amount of such Foreign Subsidiary’s capital stock which is permitted under the Code without resulting in negative tax consequences to Borrower, so long as the amount pledged equals or exceeds fifty-one percent (51%) of the voting equity interests in such Foreign Subsidiary, whereupon such Foreign Subsidiary shall be treated thereafter as a Loan Party under this Credit Agreement and treated as though it is not a Foreign Subsidiary for purposes of the covenants set forth herein. If Borrower cannot execute and deliver a Subsidiary Guaranty or a pledge as set forth hereinabove, then Borrower, Administrative Agent and the Required Lenders (to the extent applicable) shall mutually determine what additional collateral or security may be given to Lenders in exchange for the ability to disburse Loan proceeds to such Foreign Subsidiary.

Section 5.10. Interest Rate Protection. The Borrower may from time to time, upon notice to the Administrative Agent, enter into one or more Hedging Agreements on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 50% of all floating rate Indebtedness of the Borrower and the Subsidiaries. In the event any such Hedge Agreement (issued by Agent, any of the Lenders, or any affiliate of Agent or the Lenders) is not terminated prior to the Revolving Loan being terminated or satisfied, the Borrower shall cash collateralize and secure said Hedge Agreement.

Section 5.11. Additional Subsidiaries. If any Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within ten (10) Business Days after any such Subsidiary is acquired or formed, will cause such Subsidiary (excluding any Foreign Subsidiary) to become a Subsidiary Loan Party. A Subsidiary (other than a Foreign Subsidiary) shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty, a Security Agreement and such other Security Documents as are required by Section 5.12, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1, and (iii) such other documents as the Administrative Agent may reasonably request. So long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any cost, fee or charge remains unpaid, no Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement or its respective Security Agreement (if any).

Section 5.12. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, and preparing all documentation relating to filings under the Assignment of Claims Act) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents; provided, however, that notwithstanding anything else to the contrary in the Loan Documents, none of the Loan Parties shall be required to make filings under the Assignment of Claims Act for the assignment of Government Contracts to the Administrative Agent unless (a) such Government Contract constitutes a Material Contract and (b) the Administrative Agent shall have requested, in its reasonable discretion, that a filing under the Assignment of Claims Act be made with respect to such Government Contract. The Borrower will cause any subsequently acquired or organized Subsidiary (except a Foreign Subsidiary) to become a Loan Party by executing the Security Agreement and each applicable Security Document in favor of the Administrative Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Subsidiaries (including properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

Section 5.13. Primary Operating Account. The Borrower will, and will cause each Loan Party to, maintain its primary operating deposit accounts with the Administrative Agent.

Section 5.14. Security Documents. The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, in which a security interest may be perfected under the Florida Uniform Commercial Code as in effect at the relevant time by filing of financing statements or obtaining control or possession, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements, the execution of appropriate control agreements and delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral), in each case prior and superior in right to any other person, other than with respect to Liens permitted by Section 7.2. Notwithstanding anything stated herein to the contrary, absent mutual agreement between the Borrower, the Administrative Agent and the Required Lenders (to the extent applicable), in no event shall Borrower or any Subsidiary be required to grant a mortgage with respect to any real property owned by Borrower or any Subsidiary.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee remains unpaid:

Section 6.1. Leverage Ratio. The Borrower shall have, as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2008, a Leverage Ratio of not greater than 2.5:1.0.

Section 6.2. Fixed Charge Coverage Ratio. If the Borrower’s Leverage Ratio at the time of any testing, is greater than 1.0:1.0, then Borrower’ Fixed Charge Coverage Ratio shall be tested for the same fiscal quarter for which the Leverage Ratio was greater than 1.0:1.0, and such Fixed Charge Coverage Ratio shall not be less than 1.00 to 1:00.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee remains unpaid:

Section 7.1. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness of Borrower and its Subsidiaries does not exceed Seven Million Dollars ($7,000,000.00) at any time outstanding;

(d) Indebtedness of the Borrower owing to any Subsidiary (other than a Foreign Subsidiary) and of any Subsidiary owing to the Borrower or any other Subsidiary (other than a Foreign Subsidiary); provided, that any such Indebtedness that is owed to a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $1,000,000 outstanding at any time;

(g) Indebtedness in respect of obligations under Hedging Agreements permitted by Section 7.10;

(h) Indebtedness incurred in connection with the financing of Borrower’s and its Subsidiaries’ insurance premiums in the ordinary course of business, and

(i) other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000.00) at any time outstanding.

Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) Liens created in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) purchase money Liens on insurance policies for the Borrower and/or its Subsidiaries securing Indebtedness for the premiums therefor;

(f) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

(g) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of related transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another domestic Subsidiary but not into a Foreign Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4. Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of related transactions) any assets of any other Person that constitute a business unit, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Loans or Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that the aggregate amount of Loans and Investments by Loan Parties in or to any Subsidiary (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $7,000,000 at any time outstanding, and if the Subsidiary is a Foreign Subsidiary, in no event shall all of such Loans or Investments exceed $1,000,000;

(d) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(e) Hedging Agreements permitted by Section 7.10;

(f) Permitted Acquisitions; provided, however, that the aggregate value of the sum of current and deferred cash and securities to be paid and issued, plus Indebtedness paid or assumed, in connection with Permitted Acquisitions involving the acquisition of a minority share of the capital stock or other equity interests of a Person or business shall not exceed $7,000,000 in any fiscal year of the Borrower, unless otherwise approved by the Administrative Agent and the Required Lenders; and

(g) Other Investments which in the aggregate do not exceed $1,000,000 during any two consecutive calendar quarters.

The term “Investments” shall not include any Loan Party’s entering into licensing agreements for the use by any Loan Party of technology or intellectual property.

Section 7.5. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary Loan Party and (iii) cash dividends paid on, and cash redemptions of, the common stock of the Borrower (each, a “Permitted Dividend Payment”); provided, that (i) no Default or Event of Default has occurred and is continuing at the time such dividend is paid or redemption is made.

Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments in the ordinary course of business; and

(c) the sale or other disposition of such assets in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower.

Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements required by Section 5.11 and (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Amendment to Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under its certificate of incorporation, bylaws or other organizational documents.

Section 7.12. Accounting Changes. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Article VI or any covenant or agreement contained in Article VII which is not reasonably susceptible to cure; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) the Borrower shall be in default under any loan with the Administrative Agent or any of the Lenders, including, without limitation, (i) those certain term loans made by SunTrust Bank in favor of Borrower in the combined principal amount of $8,200,000 secured by a mortgage on the Borrower’s real property and improvements located at 2320, 2402 and 2441 NW 66th Court, Gainesville, Alachua County, Florida, and (ii) those certain term loans made by Compass Bank in favor of Borrower on February 24, 2003 in the principal amount of $1,500,000 and on September 29, 2005 in the principal amount of $2,971,181 secured by purchase money liens in equipment financed with the proceeds of such loans; or

(g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000; or

(l) any judgment or order for the payment of money in excess of $600,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change in Control shall occur or exist; or

(o) any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the

Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent.

(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith,

(iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders and the Swingline Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Swingline Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8. Authorization to Execute other Loan Documents; Collateral.

(a) Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents. Each Lender agrees that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.

(b) In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.

(c) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations or the transactions contemplated hereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) the release of a Subsidiary Loan Guaranty made or Lien granted by a Subsidiary in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) the release of any Lien on any assets which are transferred or disposed of in accordance with the terms of this Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8(c).

(d) Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, and upon at least ten (10) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Guarantor) in respect of) all interests retained by the Borrower or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Section 9.9. Benefits of Article 9. None of the provisions of this Article 9 shall inure to the benefit of the Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article 9.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be sent by (i) hand delivery, (ii) overnight courier service, (iii) by certified or registered mail, or (iv) by telecopy or e-mail if a conforming copy is sent the same day by method (i), (ii) or (iii), as follows:

To the Borrower:	Mr. Joel Phillips
Chief Financial Officer
Exactech, Inc.
2320 NW 66th Court
Gainesville, Florida 32653
Telecopy Number: (352) 378-2617
E-mail: jody.phillips@exac.com

With a copy to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Jaret L. Davis, Esq.
Telecopy Number: (305) 961-5676
Email: DavisJ@gtlaw.com

To the Administrative Agent:	SunTrust Bank
5080 Newberry Road
Gainesville, Florida 32607
Attention: John S. Roberts, Jr.
Telecopy Number: (352) 264-2072
E-mail: John.Roberts@Suntrust.com

With a copy to:	GrayRobinson, P.A.
50 North Laura Street, Suite 1100
Jacksonville, Florida 32202
Attention: Cynthia M. Montgomery, Esq.
Telecopy Number (904)598-9109

To the Swingline Lender:	SunTrust Bank
5080 Newberry Road
Gainesville, Florida 32607
Attention: John S. Roberts, Jr.
Telecopy Number: (352) 264-2072
E-mail: John.Roberts@Suntrust.com

With a copy to:	GrayRobinson, P.A.
50 North Laura Street, Suite 1100
Jacksonville, Florida 32202
Attention: Cynthia M. Montgomery, Esq.
Telecopy Number (904)598-9109
Email:Cynthia.Montgomery@gray-robinson.com

To any other Lender:	the address set forth in the Administrative Questionnaire, or the Assignment and Assumption Agreement executed by such Lender

Any party hereto may change its address, e-mail or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, e-mailed or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by e-mail or facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, or the Swingline Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone, e-mail or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby , without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement; (vii) release all or substantially all collateral (if any) securing any of the Obligations; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank without the prior written consent of such Person.

Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding the foregoing, Borrower’s obligation to pay legal fees incurred by the Administrative Agent in connection with the initial Closing of the Loan and the documentation associated therewith shall not exceed $10,000 for Administrative Agent’s counsel and $2,500 for Compass Bank’s counsel.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of Swingline Exposure, the Swingline Lender) must give their prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire amount of the assigning Lender’s Commitment hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (unless the Borrower and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500 and (v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing. Upon the execution and delivery of the Assignment and Acceptance and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19 and 2.20 and 10.3. Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new Notes issued if so requested by either or both the assigning Lender or the assignee. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

(c) Any Lender may at any time, without the consent of the Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower, the Administrative Agent, the Swingline Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 10.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.18 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent. To the extent permitted by law, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.21 as though it were a Lender, provided, that such Participant agrees to share with the Lenders the proceeds thereof in accordance with Section 2.21 as fully as if it were a Lender hereunder. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of such participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender hereunder.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Notes (if any) to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of any Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this

Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State contrary in this Section 10.4, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this Section 10.4(e) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Florida.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of Middle District of Florida, and of any state court of the State of Florida located in Duval Count, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida state court or , to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed [under seal in the case of the Borrower] by their respective authorized officers as of the day and year first above written.

EXACTECH, INC., a Florida corporation

By:	/s/ Joel C. Phillips
Joel C. Phillips, Chief Financial Officer

[SEAL]

SUNTRUST BANK, as Administrative Agent, as Swingline Lender and as a Lender

By:	/s/ John S. Roberts, Jr.
John S. Roberts, Jr., Vice President

Revolving Commitment: $25,000,000
Swingline Commitment: $3,000,000

[SIGNATURE PAGES TO REVOLVING CREDIT AGREEMENT CONTINUED]

COMPASS BANK

By:	/s/ Jeff Morgan
Name:	Jeff Morgan
Title:	VP

Revolving Commitment: $15,000,000

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Index Rate Loans	Applicable Percentage for Facility Fee
I	Greater than 2.00:1.00	2.00%	.25%

II	Less than or equal to 2.00:1.00 but greater than 1.50:1.00	1.75%	.25%

III	Less than or equal to 1.50:1.00 but greater than 1.00:1.00	1.50%	.20%

IV	Less than 1.00:1:00	1.25%	.20%

Exhibit 3.1(b)(vii)